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                                                                  EXHIBIT 99.(B)

                                FOR: Salton, Inc.

                        APPROVED BY: William B. Rue
                                     President and Chief Operating Officer
                                     (847) 803-4600
FOR IMMEDIATE RELEASE
                            CONTACT: Investor Relations:
                                     Cheryl Schneider/Hulus Alpay/Brian Schaffer
                                     Press: Evan Goetz/Stacy Roth
                                     Morgen-Walke Associates
                                     (212) 850-5600

        SALTON, INC. ANNOUNCES $150 MILLION INTEREST RATE SWAP AGREEMENT
                         WITH FIRST UNION NATIONAL BANK

     MOUNT PROSPECT, IL, June 4, 2001 -- Salton, Inc. (NYSE: SFP) today announced the execution of a $150 million Notional Amount fixed-for-floating interest rate swap agreement with First Union National Bank, related to its recently issued $150 million 12.25% Senior Subordinated Notes due 2008. The interest rate swap agreement provides that floating rate payments of LIBOR plus an agreed upon spread will be exchanged for fixed payments at a rate of 12.25% with the floating rate payments initially set at approximately 9.99%. The floating rate will be reset at each semi-annual interest payment date of the Senior Subordinated Notes. After completion of the interest rate swap, the interest rate on approximately $125 million, or 31% of the outstanding indebtedness will be fixed at approximately 10.75% through December 15, 2005.

ABOUT SALTON

Salton, Inc. is a leading domestic designer, marketer and distributor of a broad range of branded, high quality small appliances under well-recognized brand names such as Salton(R), George Foreman(TM), Toastmaster(R), Breadman(R), Juiceman(R), Juicelady(R), White-Westinghouse(R), Farberware(R), Melitta(R), Welbilt(R) and Aircore(R). Salton also designs and markets tabletop products, time products, lighting products and personal care and wellness products under brand names as Block China(R), Atlantis(R)Crystal, Sasaki(R), Calvin Klein(R), Ingraham(R), Timex(R), Stiffel(R), Ultrasonex(TM) and Relaxor(R).

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SALTON, INC. ANNOUNCES $150 MILLION INTEREST RATE SWAP                   PAGE: 2
AGREEMENT WITH FIRST UNION NATIONAL BANK


Certain matters discussed in this news release are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. These factors include: the Company's relationship and contractual arrangements with key customers, suppliers and licensors; the risks relating to pending legal proceedings; cancellation or reduction of orders; the timely development, introduction and customer acceptance of the Company's products; dependence on foreign suppliers and supply and manufacturing constraints; competitive products and pricing; economic conditions and the retail environment; the availability and success of future acquisitions; the Company's degree of leverage; international business activities; the risks related to intellectual property rights; the risks relating to regulatory matters and other risks and uncertainties detailed from time to time in the Company's Securities and Exchange Commission Filings.


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